AMENDMENT TO

CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT (this “Amendment”) is made as of September 30, 2024 by and between NEW AGE ALPHA VARIABLE FUNDS TRUST (the “Trust”), an open-end management investment company organized as a Delaware statutory trust and registered with the Commission under the 40 Act, for itself and on behalf of each of its series listed on Schedule I hereto (each, individually, the “Fund”), and BROWN BROTHERS HARRIMAN & CO. a limited partnership formed under the laws of New York (the “Custodian” or “BBH&Co.”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Trust and BBH&Co. entered into a Custodian Agreement, dated as of May 30, 2024, as amended, modified and/or supplemented to date (the “Agreement”);

WHEREAS, in accordance with Section 12.2 of the Agreement, the Trust and BBH&Co. desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Trustee and BBH&Co. hereby agree as follows:

1.	The Agreement is hereby amended by replacing Schedule I in its entirety with Schedule I, hereto.
2.	This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. A facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) of the Amendment shall be acceptable evidence of the existence of the Amendment and BBH&Co. shall be protected in relying on the facsimile or electronic mail transmission of a

.pdf or .tif until BBH&Co. has received the original of the Amendment.

3.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.
4.	This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

Title: Principal

Date: 30 September 2024

NEW AGE ALPHA VARIABLE FUNDS TRUST

By: /s/ Keith D. Kemp

Name: Keith D. Kemp

Title: President

Date: September 30, 2024

Schedule I

to

the Custodian Agreement between

New Age Alpha Variable Funds Trust

and

Brown Brothers Harriman & Co.

Dated as of May 30, 2024

(Updated as of September 30, 2024)

NAA All Cap Value Series
NAA Large Cap Value Series
NAA Large Core Series
NAA Large Growth Series
NAA Mid Growth Series
NAA Small Cap Value Series
NAA Small Growth Series
NAA SMid-Cap Value Series
NAA World Equity Income Series